Exhibit 12.1
ASBURY AUTOMOTIVE GROUP, INC.
COMPUTATION OF FINANCIAL RATIOS
(In millions, except ratios)

Ratio of earnings to fixed charges	For the Years Ended December 31,
EARNINGS COMPUTATION:	2011		2010		2009		2008		2007

Income from continuing operations	$48.0		$37.4		$25.7		$(325.3)		$41.7

Income tax Expense	29.6		23.2		15.3		(135.2)		23.0

Fixed charges	68.4		68.0		68.7		84.6		89.0

Amortization of capitalized interest	0.2		0.2		0.2		0.1		0.1

Capitalized interest	(0.4)		(0.5)		(0.4)		(1.1)		(0.3)

Earnings for purposes of computation	$145.8		$128.3		$109.5		$(376.9)		$153.5

FIXED CHARGES COMPUTATION:

Interest expense	$38.2		$35.4		$35.5		$39.8		$38.7

Floor plan interest expense	9.2		9.2		10.4		21.2		30.0

Amortization deferred financing fees	2.7		2.5		3.1		2.6		2.5

Swap Interest Expense	5.5		6.6		6.6		5.5		1.7

Interest component of rent expense	12.4		13.8		12.7		14.4		15.9

Capitalized interest	0.4		0.5		0.4		1.1		0.3

Fixed charges for purposes of computation	$68.4		$68.0		$68.7		$84.6		$89.1

RATIO OF EARNINGS TO FIXED CHARGES	2.13	x	1.89	x	1.59	x	(4.46)	x	1.72	x